Exhibit 21.1

TOREADOR RESOURCES CORPORATION
AND SUBSIDIARIES AS OF MARCH 15, 2011

Company	Jurisdiction
Toreador Resources Corporation	Delaware
Toreador Energy France S.C.S	France
Toreador International Holding LLC	Hungary
Toreador France S.A.S.	France
Toreador Holding S.A.S.	France